Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Fairchild Semiconductor International, Inc.:
We consent to the use of our reports dated March 10, 2005, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 26, 2004 and December 28, 2003, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 26, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2004, and the effectiveness of internal control over financial reporting as of December 26, 2004, incorporated herein by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Boston, Massachusetts November 28, 2005